Exhibit 10.17

MANUFACTURING AND LICENSE AGREEMENT

Between

Elite Pharmaceuticals, Inc.

and

Epic Pharma LLC

MANUFACTURING AND LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of the 1st day of October, 2013 by and between EPIC PHARMA LLC, a Delaware limited liability company (“EPIC”), and ELITE PHARMACEUTICALS, INC., a Nevada corporation and ELITE LABORATORIES, INC. (a subsidiary of Elite Pharmaceuticals, Inc.), a Delaware corporation (collectively, “ELITE”).

WHEREAS, ELITE has ownership rights to products/ANDAs specified on Schedule A (the “Exclusive Products”) and Schedule D (the “Non-Exclusive Products”), together (the “Products”) as of October 1, 2013, and EPIC wishes to license from ELITE the right to manufacture, market and sell the Products on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

GRANT OF LICENSE

1.1        Exclusive Product License. ELITE hereby grants to EPIC a license (“License” or “Licensing Rights”) without the right to further sublicense, to manufacture, market and sell the Exclusive Products as listed in Schedule A in the United States, including the right to reference the ANDA Number, where appropriate, for approval to market the Products in the United States.

1.2        Non-Exclusive Products License. ELITE hereby grants to EPIC a non-exclusive license (“Non-Exclusive License” or “Non-Exclusive Licensing Rights”) without the right to further sublicense, to manufacture, market and sell the Non-Exclusive Products as listed in Schedule D in the United States, including the right to reference the ANDA Number, where appropriate, for approval to market the Non-Exclusive Products in the United States. ELITE shall be the only other company allowed to manufacture, market and sell the Non-Exclusive Products and ELITE shall only sell to clinics. EPIC shall not share in any profits from Non-Exclusive Products sold by ELITE.

1.3        Marketing Rights. ELITE hereby grants to EPIC exclusive marketing rights (“Marketing Rights”) to market and sell the Products in the United States, and Puerto Rico). ELITE agrees that it shall not (and it shall not authorize, permit or suffer any of its affiliates to), directly or indirectly, sell or distribute a Product in United States at any time during the term of this agreement unless specifically authorized or excluded under the terms of this Agreement

1.4        Trademarks. EPIC agrees and acknowledges that it shall not acquire by virtue of this Agreement any interest in any trademarks or trade names of ELITE.

1.5        Manufacturing. ELITE hereby grants to EPIC rights to manufacture the Products for marketing and sales of the Products by EPIC in the United States and Puerto Rico.

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1.6        Regulatory and Pharmacovigilance. EPIC shall be responsible for all regulatory and pharmacovigilance matters related to these Products.

1.7        Licensed Trade Secrets. The information exchanged between ELITE and EPIC pursuant to this Agreement is expressly subject to the Mutual Confidentiality and Non-Disclosure Agreement entered into by the parties and dated October 8, 2008 (the “Confidentiality Agreement”) and whose term is hereby made coterminous with this Agreement.

1.8        Improvements. Any new information, developments, or improvements relating to the Products subject to this Agreement, and any patent or copyright rights arising from or related thereto (collectively, “Improvements”) will be owned solely by ELITE but shall be automatically included in the License, and if EPIC develops an Improvement that may be used beyond the Products which are the subject of this Agreement, then ELITE does now automatically grant a worldwide, non-exclusive, irrevocable, royalty-free right for EPIC to use the Improvement.

1.9        Quality Agreement. In conjunction with the execution of this Agreement, the parties shall execute a Quality Agreement.

1.10      Site Transfer. EPIC shall be responsible for all costs related to the site transfer for all Products.

COMPENSATION

2.1.       License Fee, Milestone, and Transfer Cost Payments. In return for the Licensing Rights described in this Agreement, EPIC shall pay to ELITE the milestone payments (“Milestone Payments”) and a license fee (“License Fee”) compensation specified in Schedule B. If ELITE manufactures any product for sale by EPIC, then the transfer cost for the Product shall be $14 per 1000 units in any configuration required by marketing plus the cost of the API at cost (as documented by invoices for the API)

2.2.       Records. EPIC shall keep complete and accurate records of all manufacture and sales of the Products and the calculation of product costs, net sales and gross profit of the Products. EPIC shall also provide a detailed summary of the Cost of Goods for each product on Schedule A. ELITE shall have the right, at ELITE’s expense and after thirty (30) days’ prior written notice to EPIC, through an independent certified public accountant, on a mutually agreeable date, to examine such records at any time within one (1) year after the due date of the License Fee payments to which such records relate, during regular business hours, during the life of this Agreement and for twelve (12) months after expiration of the last production lot of Product sold by EPIC, in order to verify the accuracy of the reports to be made under this Agreement. If the accountant determines that EPIC has under-compensated ELITE, the findings shall be shared with EPIC. If EPIC agrees that EPIC has not paid ELITE all of the compensation ELITE was entitled to receive, or it is later determined that EPIC did not pay all of the compensation due to ELITE, then EPIC shall pay the proper amount of compensation and all costs and expenses incurred by ELITE to hire the accountant and all of the accountant’s expenses, and all legal expenses, to obtain the appropriate compensation. If EPIC disputes in good faith the accuracy of the results of such examination, the parties will retain a second independent certified public accountant whose examination will be binding upon both parties. The losing party will pay all of the expenses of both independent certified public accountant examinations.

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2.3.       Reports. EPIC will provide Reports as stipulated in Schedule B.

2.4.       Payments by EPIC.

(a)	All Milestone Payments will be made by check and mailed to ELITE within ten (10) days after the payment becomes due.

(b)	The License Fee shall be paid to ELITE in monthly payments based upon the previous month’s Products that EPIC shipped to its customers. All License Fee payments shall be made by check and mailed to ELITE within thirty (30) days after the end of each calendar month. A copy of the Report for the prior month will accompany the check.

(c)	A late fee of 1% per month will be accrued for all payments which EPIC fails to pay when due.

TERM AND TERMINATION

3.1.       Term. This Agreement shall become effective as of the date hereof and shall continue until five (5) years from such date (the “Initial Term”), unless terminated earlier by mutual agreement of the parties or by one of the parties in accordance with this Article 3; provided further that the parties shall have the option, by mutual agreement, to extend the Initial Term of this Agreement for an additional five (5) years (a “Renewal Term” and collectively with the Initial Term, the “Term”) by the parties exchanging written notice of such election not less than six (6) months prior to the expiration of the Initial Term.

3.2.       Modification for Lack of Licensing Fees and Minimum Unit Volumes.

(a)	EPIC hereby agrees to exert commercially reasonable efforts and shall devote the same efforts to marketing the Products that EPIC exerts for its other major pharmaceutical products being marketed in the United States.

(b)	If after twelve (12) months of a Product’s launch, the Gross Profit declines for any Product to the point that the License Fee paid to ELITE is less than $100,000 for a six (6) month period for that Product, then ELITE may terminate the Marketing Rights granted hereunder to EPIC as it relates to that individual Product. If ELITE desires to terminate the Marketing Rights granted hereunder, then ELITE shall give EPIC ninety (90) days written notice that it will no longer have the Marketing Rights to sell the particular Product.

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If EPIC’s unit volume sales of an API specific group of Products (“ Product Group”), (initially defined as Isradipine, Dantrolene, or Loxapine Product Groups), does not meet its minimum annual unit volume forecast for that Product Group in the initial launch year, or does not meet its subsequent minimum annual unit volume forecast (as defined in Schedule C) for a Product Group, then EPIC shall have the following six (6) months to achieve one-half of the prior year’s minimum annual unit volume forecast and if EPIC still fails to meet such volume minimum during the six months described, then EPIC shall lose its Marketing Rights of such Product Group.

3.3.       Termination by Mutual Agreement. The parties may terminate this Agreement any time by mutual written agreement.

3.4.       Termination by Breach. Upon the breach or default in the performance or observance of any of the material provisions of this Agreement by either Party, when such breach or default is not cured by the responsible Party within sixty (60) days after written notice by the other Party, the other Party may terminate this Agreement upon an additional thirty (30) days written notice to the other Party. Termination will be without prejudice to either Party to recover any and all damages to which it may be entitled, or to exercise any other remedies.

3.5.       Termination by ELITE Upon Bankruptcy or Reorganization of EPIC. If EPIC enters into any proceeding (whether voluntary or otherwise) in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of its assets, or any other proceeding under any law for the relief of creditors or makes an arrangement for the benefit of its creditors, and remains in such proceeding for 30 days, then ELITE shall retain its rights to the Products and may terminate this Agreement without further payment to EPIC.

3.6.       Licensing Rights upon Termination. Except as otherwise provided in this Agreement, upon termination of this Agreement: all rights, privileges, and licenses will terminate and revert to ELITE, and EPIC must not thereafter make any use whatsoever of any trade secrets, except that it is agreed that upon termination notwithstanding any other terms of this Agreement, EPIC may retain one archival copy to have sufficient information solely to respond to state and federal regulatory inquiries regarding the Products.

3.7.       Accrued Rights. Expiration or termination of this Agreement shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such expiration or termination, without prejudice to the remedy of either Party in respect to any previous breach of the representations, warranties or covenants herein contained, without prejudice to any rights to indemnification set forth herein and without prejudice to any other provision hereof which expressly or necessarily calls for performance after such expiration or termination. EPIC expressly retains the right to sell Product on-hand after termination of this Agreement and shall remain bound to pay ELITE the Licensing Fee as provided in this Agreement.

3.8.       Transition. If this Agreement is terminated for any reason or if EPIC loses its Marketing Rights for any or all Products, or if EPIC stops selling for any reasons, EPIC then shall be required to contract manufacture at cost plus 10% for a three (3) year period from the date the termination occurs or the date the selling ends whichever comes first.

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REPRESENTATIONS, WARRANTIES AND COMPETITION, COOPERATION UPON BANKRUPTCY OF ELITE

4.1.     EPIC Representations. EPIC hereby represents and warrants to ELITE that (a) it has obtained all necessary licenses, authorizations and approvals required by applicable Law, including those required by the FDA, DEA or any other applicable regulatory agency to enter into this Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by EPIC does not conflict with or constitute a breach of any order, judgment, agreement, or instrument to which it is a party; (c) the execution, delivery and performance of this Agreement by EPIC does not require the consent of any person; and (d) none of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product

4.2.     ELITE Representations. ELITE hereby represents and warrants to EPIC that (a) it has obtained all necessary licenses, authorizations and approvals required by applicable Law, including those required by the FDA, DEA or any other applicable regulatory agency to enter into this Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by ELITE does not conflict with or constitute a breach of any order, judgment, agreement, or instrument to which it is a party; (c) the execution, delivery and performance of this Agreement by ELITE does not require the consent of any person; and (d) none of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product.

4.3.     Non-competition by EPIC. EPIC hereby covenants and agrees that without the prior written consent of ELITE during the Term of this Agreement, and for 1 year after the last shipment of Product by EPIC if the agreement is terminated due to breach of the Agreement by EPIC, EPIC will not directly or indirectly market any of the Products Licensed to EPIC by ELITE pursuant to this Agreement. This section is not intended to prohibit EPIC from marketing and selling a product which addresses the same therapeutic indication as a Product, as long as that other product does not contain the same API as the Product(s) in this Agreement.

4.4.     Cooperation Upon Bankruptcy Event of ELITE. ELITE shall use, and cause its representatives and affiliates to use, best efforts to make all necessary arrangements and take all required actions to permit EPIC to retain all rights licensed hereunder with respect to the Products in the event that ELITE (i) is dissolved or liquidated, (ii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, (iii) is subject to an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to ELITE and an order for relief entered or such proceeding has not be dismissed or discharged within sixty (60) days of commencement, (v) has made an assignment for the benefit of creditors, or (vi) otherwise ceases to conduct business during the Term (each, an “Extraordinary Event”).

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INDEMNIFICATION AND INSURANCE

5.1.       ELITE Indemnity. Subject to Sections 5.2 and 5.4, ELITE shall indemnify and hold harmless EPIC and its Affiliates against all third party claims, actions, costs, expenses, including court costs and legal fees or other third party liabilities ("Third Party Liabilities") whatsoever in respect of:

(a)	any breach of any representation, warranty, covenant or similar promise made under this Agreement or arising out of this Agreement;

(b)	any negligence or willful misconduct by ELITE and/or any of its employees; and

(c)	any product liability in connection with the Products caused by ELITE or any third party acting on behalf of ELITE or its Affiliates;

5.2.       EPIC Indemnity. Subject to Sections 5.1 and 5.4, EPIC shall indemnify and hold harmless ELITE and its Affiliates against all Third Party Liabilities whatsoever in respect of:

(a)	EPIC’s and/or it Affiliates’, subcontractors’ or suppliers’ failure to comply with the Product Specifications, cGMP or applicable Laws;

(b)	the use, marketing, storage, distribution, handling or sale of the Product after the Effective Date by EPIC or any third party, other than a third party acting on behalf of ELITE or its Affiliates;

(c)	any product liability in connection with the Products caused by EPIC or any third party acting on behalf of EPIC or its Affiliates;

(d)	for any Product that is recalled or withdrawn from the market by reason of EPIC’s breach of any warranty or other covenant under this Agreement or any other agreement with ELITE, ELITE will be entitled to reimbursement of all costs associated with a recall or withdrawal, including reasonable costs associated with compliance with the recall or withdrawal (including penalties).

(e)	any liabilities arising out of the presence or actions of a EPIC employee at EPIC’s manufacturing and packaging facilities pursuant to this Agreement; and

(f)	any negligent or wrongful act by EPIC and any breach by EPIC of any representation or warranty, covenant or similar promise made under this Agreement or arising out of this Agreement.

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5.3.       Procedures for Indemnification. In the event that a party (the "Indemnified Party") is seeking indemnification under Sections 5.1 or 5.2, the Indemnified Party shall inform the other party (the "Indemnifying Party") of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim, and shall cooperate as requested by the Indemnifying Party (at the expense of the Indemnifying Party) in the defense of the claim; provided, however, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that a conflict may arise between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action or on behalf of the Indemnified Party. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of judgment with respect to any pending or threatened action or claim whatsoever, in respect of which indemnification could be sought under Sections 6.1 or 6.2 (whether or not the Indemnified Party is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party in form and substance reasonably satisfactory to the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party. The Indemnifying Party shall not be liable for settlement of any pending or threatened action or any claim whatsoever that is effected without its written consent (which consent shall not be unreasonably withheld or delayed).

5.4.       Mitigation. In the event of any occurrence which may result in either party becoming liable under Section 5.1 or Section 5.2, each party shall use its best efforts to take such actions as may be reasonably necessary to mitigate the damages payable by the other party under Section 5.1 or Section 5.2, as the case may be.

5.5.       Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL ANY PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTIES FOR ANY CLAIMS RELATED TO LOST PROFITS AND GOODWILL, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

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5.6.       Insurance. Each party shall maintain commercial general liability insurance through the term of this Agreement upon launch of the first Product, which insurance shall afford limits of not less than $5,000,000 for each occurrence for personal injury or property damage liability. Furthermore, each party shall maintain product liability insurance, through the term of this Agreement upon launch of the first Product and for a period of three (3) years thereafter, which insurance shall afford limits of not less than $5,000,000 in the aggregate per annum with respect to product and completed operations liability. This insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. Each party shall provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days' written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such party, then such party shall forthwith notify the other party in writing and the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances. In the event that either a customer or an insurer of either party requires such party to increase its insurance limits above the $5,000,000 described above for any policy, then the other party to this Agreement must also match the required insurance increase, so that the parties to this Agreement are carrying the same insurance policy limits. It is the express intention of the parties that the parties shall endeavor to avoid insurance policy limits above $10,000,000.

MISCELLANEOUS

6.1.       Waiver; Remedies and Amendment. Any waiver by any party hereto of a breach of any provisions of this Agreement will not be implied and will not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party or parties in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by any party of any term or condition of this Agreement, including this Section 5.1, shall be valid only if in writing and will not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement of any party. This Agreement may not be amended except in a writing signed by all parties.

6.2.       Affiliates, Assignment, No Inconsistent Agreements. EPIC may not assign its rights and obligations hereunder without the prior written consent of ELITE. Neither EPIC nor ELITE will enter into any agreement that is inconsistent with its obligations hereunder.

6.3.       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute this Agreement.

6.4.       Governing Law; Dispute Resolution; Venue. This Agreement will be governed by and construed in accordance with the laws of the state of New York without regard to conflict of law or choice of law rules. Any controversy or claim pursuant to this Agreement or the breach thereof shall be referred for decision forthwith to a senior executive of each Party not directly involved in the dispute. If no agreement is reached within thirty (30) days of the request by one Party to the other to refer the same to such senior executive, then such controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; such arbitration to be held in Rockford, Illinois on an expedited basis. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

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6.5.       Headings. The headings set forth at the beginning of the various sections of this Agreement are for convenience and form no part of the Agreement between the parties.

6.6.       Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (a) on the same day if delivered in person, by same-day courier or by facsimile, electronic mail or other electronic transmission, (b) on the next day if delivered by overnight mail or courier, or (c) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

If to EPIC:

EPIC

22715 North Conduit Avenue
Laurelton, NY 11413
Attn: President

If to ELITE:

ELITE PHARMACEUTICALS, Inc.

165 Ludlow Avenue
Northvale, New Jersey 07647
Attention: President and CEO

6.7        Notice. Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

6.8        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it will be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it will be stricken and the remaining provisions will remain in full force and effect.

6.9        Survival. The rights and obligations which accrue to a party during the term of this agreement shall survive the termination of this Agreement.

6.10      Force Majeure. No party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure will be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

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6.11      Entire Understanding. This Agreement, including the schedules attached hereto, contains the entire understanding relative to the matters addressed herein, and supersedes all prior and collateral communications, reports, and understandings, if any, between the parties regarding the matters addressed herein.

6.12      Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.13      Not a Joint Venture. This Agreement does not constitute or create (and the Parties do not intend to create hereby) a joint venture, pooling arrangement, Partnership, or formal business organization of any kind between and among any of the Parties, and the rights and obligations of the Parties shall be only those expressly set forth herein. The relationship hereby established between EPIC and ELITE is solely that of licensee and licensor, each is an independent contractor engaged in the operation of its own respective business. Neither Party shall be considered to be an agent of the other for any purpose whatsoever. Each Party shall be responsible for providing its own personnel and workers compensation, medical coverage or similar benefits and shall be solely responsible for the payment of social security benefits, unemployment insurance, pension benefits, withholding any required amounts for income and other employment-related taxes and benefits of its own employees, and shall make its own arrangements for injury, illness or other insurance coverage to protect itself, its Affiliates, its subcontractors and personnel from any damages, loss and/or liability arising out of the performance of this Agreement. Neither Party has the power or authority to act for, represent or bind the other (or its Affiliates) in any manner.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

ELITE PHARMACEUTICALS, INC.		EPIC PHARMA LLC

By:	s/Nasrat Hakim	By:	s/ Jai Narine
Name:	Nasrat Hakim	Name:	Jai Narine
Title:	CEO and President	Title:	President

Date:	10/2/2013	Date:	10/2/2013

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SCHEDULE A

Exclusive Product List

Name	ANDA #

Isradipine 2.5 mg, 5.0 mg	77169

Dantrolene 25 mg, 50 mg, 100 mg	76686

Loxapine 5 mg, 10 mg, 25 mg, 50 mg	76868

Hydroxyzine, 10 mg	40600

Hydroxyzine, 25 mg	40602

Hydroxyzine, 50 mg	40604

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SCHEDULE B

Compensation for Licensing Rights

Milestone Payments

EPIC shall pay to ELITE Milestone Payments totaling $1,800,000, according to the following schedule:

•	$600,000 shall be due to ELITE upon signing of this License Agreement and shall be paid no later than November 15th, 2013.
•	$600,000 shall be paid to ELITE upon filing for each Product’s supplement with FDA as listed below:
•	Isradipine -- $200,000
•	Dantrolene -- $200,000
•	Loxapine -- $200,000
•	$600,000 shall be paid to ELITE five business days after FDA’s approval of the site transfer or first product launch and/or shipment whichever comes first:
▪	Isradipine -- $200,000
▪	Dantrolene -- $200,000
▪	Loxapine -- $200,000

License Fee

EPIC will pay to ELITE a License Fee that is a percentage of the product gross profit (“Product Gross Profit”) of EPIC, as defined below, generated on Products sold and shipped to its customers by EPIC according to the following schedule:

•	50% of Product Gross Profit

Product Gross Profit is defined as:

Net Sales – Cost of Sale - Cost of Goods = Product Gross Profit.

▪	Net Sales is defined as: Net Invoice Price less the following: Charge backs, Buying Groups/Wholesaler Administrative Fees/Rebates, Allowances, Medicaid and Returns.

▪	Cost of Sales is defined as 3% of Net Sales

▪	Cost of Goods is defined as $14 per 1000 units in any configuration required by marketing plus the cost of the API at cost (as documented by invoices for the API).

EPIC shall also provide a detailed summary of the Cost of Goods for each product on Schedule B that shall be calculated based on GAAP.

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The calculation of Product Gross Profit and the Licensing Fee shall be performed by Epic and presented to Elite as a report (“Report”) which shall include the following information:

REPORT ITEMS

Gross Invoice Sales	Total Sales for Month
Cash Discount	Cash Discount

Net Invoice Sales	Total Sales - Cash Discount

Deductions	Allowances (including; Medicaid rebate; state program rebates) price adjustments; returns; charge backs.

Net Sales	Net Invoice Sales – Deductions

Cost of Sales	3% of Net Sales

Cost of Goods	Total Units x Unit Cost

Gross Profit	Net Sales less Cost of Goods
Margin %	Margin Percentage (Gross Profit divided by Gross Invoice Sales)

Amount Due	Gross Profit $ x 50%

Whenever possible, the Report will be made using actual sales, charge backs, administrative fees/rebates, price adjustments, and returns; however, in some cases estimated numbers may be required because of timing of CBs, fees, returns, etc. A true up Report will be completed and presented to ELITE within 60 days after the end of each calendar year.

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SCHEDULE C

Minimum Annual Unit Forecast for Each Product Group

	Year 1	Year 2	Year 3	Year 4	Year 5
(Percent of Market)
Isradipine 2.5 mg, 5 mg	25%	35%	35%	35%	35%
Dantrolene 25 mg, 50 mg, 100 mg	25%	35%	35%	35%	35%
Loxapine 5 mg, 10 mg, 25 mg, 50 mg	10%	15%	15%	15%	15%

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SCHEDULE D

Non-Exclusive Product List

Name	ANDA #

Phentermine 37.5 mg Tablets	40190

Phentermine 37.5 mg Capsule	40228

Phentermine 30 mg Capsule	40227

Phentermine 30 mg Capsule (seed)	40448

Phentermine 15 mg Capsule	40460

Phendimetrazine 35 mg Tablets	40762

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